Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2015 Results

COLUMBUS, OH--(Marketwired - Dec 17, 2014) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $871.0 million and net earnings of $29.5 million, or $0.43 per diluted share, for its fiscal 2015 second quarter ended November 30, 2014. In last year's second quarter, the Company reported net sales of $769.9 million and net earnings of $23.0 million, or $0.32 per diluted share. On an adjusted basis, net earnings were $37.9 million, or $0.55 per diluted share, in the current quarter compared to $40.4 million, or $0.56 per diluted share, in the comparable prior year quarter. A reconciliation to the comparable GAAP financial measures is included in the supplemental financial data.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	2Q 2015	1Q 2015	2Q 2014	6M 2015	6M 2014
Net sales	$871.0	$862.4	$769.9	$1,733.4	$1,462.2
Operating income	33.2	52.2	19.5	85.4	58.1
Equity income	22.3	27.9	21.1	50.2	48.0
Net earnings	29.5	44.2	23.0	73.6	77.5
Earnings per share	$0.43	$0.63	$0.32	$1.06	$1.08

"Steel Processing had a great quarter with increased volume as they continued to perform well," said John McConnell, Chairman and CEO. "However, while we had strong revenue growth across the Company, we were disappointed we did not meet our own Company-wide expectations for results this quarter. We have a couple areas needing attention, particularly one operation in our oil and gas equipment business and one in Engineered Cabs. Both had elevated manufacturing costs and the oil and gas equipment business facility had a product miss on the commercial side. These are isolated issues and we are taking corrective steps so that we continue our Company's forward momentum."

Consolidated Quarterly Results

Net sales for the second quarter ended November 30, 2014, were $871.0 million, up 13% from the comparable quarter in the prior year, when net sales were $769.9 million. The increase was driven largely by higher volume in Steel Processing and the impact of recent acquisitions in Pressure Cylinders.

Gross margin declined $3.0 million from the prior year quarter to $125.2 million. Higher manufacturing expenses in all three business units combined with the unfavorable impact of inventory holding losses in Steel Processing in the current quarter, compared to inventory holding gains in the prior year quarter, more than offset the impact of higher volume.

Operating income increased $13.7 million in the current quarter to $33.2 million as impairment charges in the current quarter were down $16.5 million from the prior year. Impairment charges in the current quarter include $6.3 million related to the Company's 60%-owned consolidated joint venture in India, $3.2 million related to the Company's aluminum high-pressure cylinder business in New Albany, Miss., $2.4 million related to the Advanced Component Technologies business in Engineered Cabs, $1.2 million related to the military construction business and $1.1 million related to certain non-core Steel Processing assets. The prior year included a $30.7 million impairment charge related to the write-off of certain trade name assets.

Interest expense was $9.7 million for the current quarter, compared to $6.3 million in the comparable period in the prior year. The increase was due to the impact of higher average debt levels resulting from the issuance of $250.0 million of notes in April 2014.

Equity in net income from unconsolidated joint ventures increased $1.2 million over the prior year quarter to $22.3 million on net sales of $388.7 million. The overall increase was driven by WAVE and ArtiFlex, where Worthington's portion of equity income increased by $2.2 million and $1.3 million, respectively. However, income from ClarkDietrich decreased $1.9 million on lower volumes.

Income tax expense was $15.6 million in the current quarter compared to $8.5 million in the comparable quarter in the prior year. The increase was due to higher earnings and a higher effective tax rate. Tax expense in the current quarter reflects an estimated annual effective rate of 33.5% compared to 27.8% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $685.6 million, up $19.0 million from August 31, 2014, as a result of borrowings against a long-term credit facility entered into by the consolidated joint venture in Turkey in September 2014. The Company had $96.5 million of cash at quarter end, which will be used to repay $100.0 million of current notes due in December 2014.

Quarterly Segment Results

Steel Processing's net sales of $552.8 million were up 12%, or $60.6 million, due to the combined impact of higher volume and higher average selling prices. Operating income decreased slightly from the prior year quarter to $33.9 million due to higher manufacturing expenses and the unfavorable impact of inventory holding losses in the current quarter compared to inventory holding gains in the prior year quarter. The change between the inventory holding gains and losses more than offset the impact of higher volume.

Pressure Cylinders' net sales of $252.7 million were up 18%, or $38.7 million, from the comparable prior year quarter driven by recent acquisitions. Operating income increased $1.3 million over the prior year quarter to $9.6 million as contributions from recent acquisitions were largely offset by higher manufacturing and SG&A expense.

Engineered Cabs' net sales increased $3.7 million in the current quarter to $51.5 million on higher volume. Operating loss in the current quarter decreased $15.3 million to $5.6 million due to the favorable impact of lower impairment charges, which were down $16.7 million from the prior year quarter. Excluding the impact of the impairment charges, operating income was down $1.4 million largely due to several start-up programs driving an increase in manufacturing expenses.

The "Other" category includes the Construction Services and Energy Innovations operating segments, as well as non-allocated corporate expenses. Operations in the "Other" category reported net sales of $14.0 million, a decrease of $1.9 million from the prior year quarter, mostly due to reductions in the Energy Innovations business. The "Other" category reported an operating loss of $4.7 million driven by losses within Construction Services, which included a $1.2 million impairment charge related to the military construction business.

Recent Business Developments

•
On October 20, 2014, the Company acquired an 80% interest in dHybrid Systems, LLC, a leader in compressed natural gas fuel systems for large trucks. The remaining 20% was retained by the founding member.

•
On November 13, 2014, the Company’s consolidated tailor welded blanking joint venture, TWB, opened a new facility in Cambridge, Ontario.  The facility will initially operate one laser welding line with the capacity to produce 2 million tailor welded blanks per year.

•	During the quarter, the Company repurchased a total of 600,000 common shares for $21.5 million at an average price of $35.91.

•	On December 17, 2014, Worthington Industries board of directors declared a quarterly dividend of $0.18 per share payable on March 27, 2015 to shareholders of record on March 13, 2015.

Outlook

"There are solid areas of growth, particularly in automotive, where we are working with our customers on a number of initiatives including light weighting solutions," McConnell said. "We expect Steel Processing to continue to perform well. There are some markets, like agriculture, where we are seeing slower demand. However, the Company is on track to continue to reach our primary goal of year-over-year earnings growth and positive cash flow."

Conference Call

Worthington will review second quarter results during its quarterly conference call on December 18, 2014, at 10:30 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion. Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions, scuba diving and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 11,000 people and operates 82 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans; the ability to correct performance issues at operations; future or expected growth, forward momentum, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Net sales	$871,012	$769,900	$1,733,426	$1,462,191
Cost of goods sold	745,789	641,668	1,478,696	1,222,995
Gross margin	125,223	128,232	254,730	239,196
Selling, general and administrative expense	77,308	78,395	152,563	149,935
Impairment of long-lived assets	14,235	30,734	16,185	35,375
Restructuring and other expense (income)	405	(1,182)	398	(5,179)
Joint venture transactions	83	786	190	928
Operating income	33,192	19,499	85,394	58,137
Other income (expense):
Miscellaneous income	1,220	2,472	1,543	13,409
Interest expense	(9,676)	(6,258)	(19,192)	(12,498)
Equity in net income of unconsolidated affiliates	22,319	21,086	50,243	48,037
Earnings before income taxes	47,055	36,799	117,988	107,085
Income tax expense	15,600	8,459	37,713	22,392
Net earnings	31,455	28,340	80,275	84,693
Net earnings attributable to noncontrolling interest	1,993	5,363	6,645	7,159
Net earnings attributable to controlling interest	$29,462	$22,977	$73,630	$77,534

Basic
Average common shares outstanding	67,105	69,304	67,337	69,454
Earnings per share attributable to controlling interest	$0.44	$0.33	$1.09	$1.12

Diluted
Average common shares outstanding	69,181	71,826	69,780	72,089
Earnings per share attributable to controlling interest	$0.43	$0.32	$1.06	$1.08

Common shares outstanding at end of period	66,912	69,138	66,912	69,138

Cash dividends declared per share	$0.18	$0.15	$0.36	$0.30

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$96,537	$190,079
Receivables, less allowances of $2,997 and $3,043 at November 30, 2014 and May 31, 2014, respectively	491,687	493,127
Inventories:
Raw materials	236,126	213,173
Work in process	118,796	105,872
Finished products	99,853	90,957
Total inventories	454,775	410,002
Income taxes receivable	13,757	5,438
Assets held for sale	28,264	32,235
Deferred income taxes	23,064	24,272
Prepaid expenses and other current assets	46,310	43,769
Total current assets	1,154,394	1,198,922

Investments in unconsolidated affiliates	194,686	179,113
Goodwill	283,418	251,093
Other intangible assets, net of accumulated amortization of $45,500 and $35,506 at November 30, 2014 and May 31, 2014, respectively	150,534	145,993
Other assets	22,450	22,399
Property, plant & equipment:
Land	15,238	15,260
Buildings and improvements	218,801	213,848
Machinery and equipment	853,219	848,889
Construction in progress	43,115	32,135
Total property, plant & equipment	1,130,373	1,110,132
Less: accumulated depreciation	628,464	611,271
Property, plant and equipment, net	501,909	498,861
Total assets	$2,307,391	$2,296,381

Liabilities and equity
Current liabilities:
Accounts payable	$324,886	$333,744
Short-term borrowings	10,769	10,362
Accrued compensation, contributions to employee benefit plans and related taxes	62,985	78,514
Dividends payable	13,010	11,044
Other accrued items	60,961	49,873
Income taxes payable	4,396	4,953
Current maturities of long-term debt	101,140	101,173
Total current liabilities	578,147	589,663

Other liabilities	62,297	76,426
Distributions in excess of investment in unconsolidated affiliate	59,576	59,287
Long-term debt	573,734	554,790
Deferred income taxes	62,629	71,333
Total liabilities	1,336,383	1,351,499

Shareholders' equity - controlling interest	872,502	850,812
Noncontrolling interest	98,506	94,070
Total equity	971,008	944,882
Total liabilities and equity	$2,307,391	$2,296,381

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Operating activities
Net earnings	$31,455	$28,340	$80,275	$84,693
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,200	20,095	41,567	39,555
Impairment of long-lived assets	14,235	30,734	16,185	35,375
Provision for deferred income taxes	(5,492)	(13,110)	(6,027)	(21,534)
Bad debt expense (income)	143	185	(60)	(296)
Equity in net income of unconsolidated affiliates, net of distributions	(813)	(3,506)	(7,803)	(9,421)
Net loss (gain) on sale of assets	3,264	(7,188)	434	(11,850)
Stock-based compensation	4,498	4,722	8,853	8,502
Excess tax benefits - stock-based compensation	(621)	(1,534)	(5,753)	(5,832)
Gain on previously held equity interest in TWB	-	-	-	(11,000)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(6,916)	7,574	5,836	15,229
Inventories	16,087	(21,838)	(35,130)	(21,323)
Prepaid expenses and other current assets	(5,232)	4,072	(8,104)	1,707
Other assets	3,095	139	3,216	575
Accounts payable and accrued expenses	(72,095)	(23,922)	(30,205)	16,700
Other liabilities	(505)	4,556	(6,496)	2,703
Net cash provided by operating activities	2,303	29,319	56,788	123,783

Investing activities
Investment in property, plant and equipment	(23,273)	(17,060)	(47,146)	(30,414)
Investment in notes receivable	(2,300)	-	(7,300)	-
Acquisitions, net of cash acquired	(14,543)	276	(51,093)	53,233
Distributions from (investments in) unconsolidated affiliates	129	3,668	(3,671)	9,223
Proceeds from sale of assets and insurance	27	16,086	292	23,733
Net cash provided (used) by investing activities	(39,960)	2,970	(108,918)	55,775

Financing activities
Net proceeds from (repayments of) short-term borrowings	(196)	(18,736)	359	(70,277)
Proceeds from long-term debt	20,480	-	20,480	-
Principal payments on long-term debt	(511)	(285)	(813)	(569)
Proceeds from (payments for) issuance of common shares	566	4,286	(454)	6,487
Excess tax benefits - stock-based compensation	621	1,534	5,753	5,832
Payments to noncontrolling interest	-	(875)	(2,867)	(2,638)
Repurchase of common shares	(21,549)	(19,800)	(41,620)	(50,316)
Dividends paid	(12,138)	(10,407)	(22,250)	(10,407)
Net cash used by financing activities	(12,727)	(44,283)	(41,412)	(121,888)

Increase (decrease) in cash and cash equivalents	(50,384)	(11,994)	(93,542)	57,670
Cash and cash equivalents at beginning of period	146,921	121,049	190,079	51,385
Cash and cash equivalents at end of period	$96,537	$109,055	$96,537	$109,055

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except Pressure Cylinders units)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Volume:
Steel Processing (tons)	899	817	1,804	1,536
Pressure Cylinders (units)	19,454,423	17,693,730	40,208,384	38,540,607

Net sales:
Steel Processing	$552,756	$492,134	$1,105,087	$894,575
Pressure Cylinders	252,744	214,022	501,703	430,922
Engineered Cabs	51,540	47,868	101,094	96,329
Other	13,972	15,876	25,542	40,365
Total net sales	$871,012	$769,900	$1,733,426	$1,462,191

Material cost:
Steel Processing	$400,677	$349,860	$795,569	$637,572
Pressure Cylinders	115,832	95,234	234,269	196,814
Engineered Cabs	23,674	21,522	45,696	43,629

Selling, general and administrative expense:
Steel Processing	$30,253	$34,638	$62,153	$63,457
Pressure Cylinders	35,941	32,630	70,954	63,267
Engineered Cabs	7,086	8,105	13,910	14,997
Other	4,028	3,022	5,546	8,214
Total selling, general and administrative expense	$77,308	$78,395	$152,563	$149,935

Operating income (loss):
Steel Processing	$33,877	$34,786	$69,746	$57,449
Pressure Cylinders	9,580	8,275	29,186	27,729
Engineered Cabs	(5,609)	(20,892)	(7,754)	(21,196)
Other	(4,656)	(2,670)	(5,784)	(5,845)
Total operating income	$33,192	$19,499	$85,394	$58,137

The following provides detail of Pressure Cylinders net sales and volume by principal class of products.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Volume (units):
Consumer Products	13,492,863	11,304,860	28,088,649	25,752,635
Industrial Products	5,869,129	6,298,973	11,937,000	12,614,131
Alternative Fuels	88,510	87,242	172,819	168,463
Oil and Gas Equipment	3,646	2,655	7,583	5,378
Cryogenics	275	-	2,333	-
Total Pressure Cylinders	19,454,423	17,693,730	40,208,384	38,540,607

Net sales:
Consumer Products	$62,213	$52,639	$129,745	$115,541
Industrial Products	103,921	109,999	210,137	213,748
Alternative Fuels	17,045	16,333	32,603	33,554
Oil and Gas Equipment	63,170	35,051	117,679	68,079
Cryogenics	6,395	-	11,539	-
Total Pressure Cylinders	$252,744	$214,022	$501,703	$430,922

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

The following provides detail of impairment of long-lived assets, restructuring and other expense (income), and joint venture transactions included in operating income (loss) by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Impairment of long-lived assets:
Steel Processing	$1,100	$-	$3,050	$4,641
Pressure Cylinders	9,567	11,634	9,567	11,634
Engineered Cabs	2,389	19,100	2,389	19,100
Other	1,179	-	1,179	-
Total impairment of long-lived assets	$14,235	$30,734	$16,185	$35,375
Restructuring and other expense (income):

Steel Processing	$-	$-	$(30)	$(4,762
Pressure Cylinders	405	(1,849)	428	(1,447
Engineered Cabs	-	-	-	-
Other	-	667	-	1,030
Total restructuring and other expense (income)	$405	$(1,182)	$398	$(5,179

Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	83	786	190	928
Total joint venture transactions	$83	$786	$190	$928

WORTHINGTON INDUSTRIES, INC.
GAAP / NON-GAAP RECONCILIATION
(In thousands, except per share amounts)

Adjusted net earnings and adjusted earnings per diluted share are non-GAAP financial measures. In general, the measures exclude impairment and restructuring charges and other nonrecurring items that management does not believe reflect the Company's core businesses. Management uses these non-GAAP financial measures internally to evaluate the Company's operating performance; however, these measures should not be considered a substitute for financial measures calculated in accordance with GAAP. The following provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three Months Ended November 30, 2014			Three Months Ended November 30, 2013
	GAAP	Non-GAAP Adjustments	Non-GAAP	GAAP	Non-GAAP Adjustments	Non-GAAP
Net sales	$871,012	$-	$871,012	$769,900	$-	$769,900
Cost of goods sold	745,789	-	745,789	641,668	-	641,668
Gross margin	125,223	-	125,223	128,232	-	128,232
Selling, general and administrative expense	77,308	-	77,308	78,395	-	78,395
Impairment of long-lived assets(a)	14,235	(14,235)	-	30,734	(30,734)	-
Restructuring and other expense (income)	405	(405)	-	(1,182)	1,182	-
Joint venture transactions	83	(83)	-	786	(786)	-
Operating income	33,192	14,723	47,915	19,499	30,338	49,837
Other income (expense):
Miscellaneous income(b)	1,220	(846)	374	2,472	(2,410)	62
Interest expense	(9,676	-	(9,676)	(6,258)	-	(6,258
Equity in net income of unconsolidated affiliates	22,319	-	22,319	21,086	-	21,086
Earnings before income taxes	47,055	13,877	60,932	36,799	27,928	64,727
Income tax expense	15,600	2,887	18,487	8,459	10,521	18,980
Net earnings	31,455	10,990	42,445	28,340	17,407	45,747
Net earnings attributable to noncontrolling interest	1,993	2,538	4,531	5,363	-	5,363
Net earnings attributable to controlling interest	$29,462	$8,452	$37,914	$22,977	$17,407	$40,384

Earnings per diluted share attributable to controlling interest	$0.43	$0.12	$0.55	$0.32	$0.24	$0.56

(a) Includes $6,346 related to the Company's 60%-owned consolidated joint venture in India, $3,221 related to the Company's aluminum high-pressure cylinders business in New Albany, Mississippi, $2,389 related to the Avanced Component Technologies business within Engineered Cabs, $1,179 related to the military contsruction business and $1,100 related to certain non-core Steel Processing assets for the three months ended November 30, 2014, and $30,734 related to the write-off of certain trade name intangible assets in connection with a re-branding initiative for the three months ended November 30, 2013.

(b) Includes income from insurance proceeds of $846 for the three months ended November 30, 2014, and $2,410 for the three months ended November 30, 2013.

The sum of the components may not equal the total due to rounding.

We apply varying tax rates depending on the item's nature and the tax jurisdiction where it is incurred.

Contact Information

Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com
200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonIndustries.com